Exhibit 4.14

AMENDMENT NO. 1 TO COMMERCIAL MANAGEMENT AGREEMENT

This Amendment No. 1 (this "Amendment") dated as of September 11th, 2015, by and among SEANERGY MANAGEMENT CORP., a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands, MH 96960, for its own behalf and as agent for and on behalf of the Shipowning Subsidiaries (the "Company"), and FIDELITY MARINE INC., a company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Majuro Marshall Islands MH 96960 (hereinafter called the "Commercial Manager") to the Commercial Management Agreement dated as of March 2, 2015, by and among the Company and the Commercial Manager (the "Agreement"). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Agreement, which also contains rules of usage that apply to terms defined therein and herein.

RECITAL

WHEREAS, the Company and the Commercial Manager desire to enter into this Amendment no. 1 for the purpose of amending and restating Clause 2 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                   Amended and Restated Clause 2 of the Agreement

Clause 2 of the Agreement is hereby amended and restated as follows:

"
2	Appointment of Commercial Manager & Fees

2.1	In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

The Company as principal and as agent for and on behalf of the Shipowning Entities hereby appoints the Commercial Manager as the agent of the Group for the provision of chartering services to the Group, which include seeking and negotiating employment for the Vessels in accordance with the Company's instructions and subject to the Company's prior approval the conclusion (including the execution) of charter parties or other contracts relating to the employment of the Vessels, as described in detail in this Agreement.

2.2	For services performed hereunder by the Commercial Manager, the Company shall pay, or procure that the relevant member of the Group pays, to the Commercial Manager a commission fee of half percent (0.5%) calculated on the collected gross hire/ freight/

demurrage payable when the relevant hire/ freight/ demurrage are collected. The management fee hereunder shall be paid to the Commercial Manager to an account of the Commercial Manager advised in writing to the Company. "

Except as provided hereinabove, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereinabove have caused this Amendment No. 1 to the Agreement to be signed in duplicate by their respective and duly authorized representatives as of the date first written hereinabove.

SEANERGY MANAGEMENT CORP. By: /s/ Stamatios Tsantanis Name: Stamatios Tsantanis Title: Director
FIDELITY MARINE INC.

By:  /s/ Nikos Frantzeskakis
Name:  Nikos Frantzeskakis
Title:    Sole Director

FIDELITY MARINE INC
CHARTERES - BROKERS
27, LAODIKIS STR 16674 GLYFADA
ATHENS GREECE
Tel +30 2108985088  Fax: +30 2108985081